                                                                      EXHIBIT 12

                      GENERAL ELECTRIC CAPITAL CORPORATION
                          AND CONSOLIDATED AFFILIATES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                              THREE MONTHS          YEAR ENDED DECEMBER 31,
                                                                  ENDED      --------------------------------------
                                                              APRIL 1, 1995   1994    1993    1992    1991    1990
                                                              -------------  ------  ------  ------  ------  ------
(DOLLAR AMOUNTS IN MILLIONS)
Net earnings................................................  $       528    $1,918  $1,478  $1,251  $1,125  $1,021
Provision for income taxes..................................          266       896     664     415     362     350
Minority interest...........................................           17       109     114      14      (7)      4
                                                                   ------    ------  ------  ------  ------  ------
Earnings before income taxes and minority interest..........          811     2,923   2,256   1,680   1,480   1,375
                                                                   ------    ------  ------  ------  ------  ------
Fixed charges:
  Interest..................................................        1,520     4,464   3,503   3,713   4,280   4,334
  One-third of rentals......................................           36       153     138      90      34      33
                                                                   ------    ------  ------  ------  ------  ------
Total fixed charges.........................................        1,556     4,617   3,641   3,803   4,314   4,367
                                                                   ------    ------  ------  ------  ------  ------
Less interest capitalized, net of amortization..............            3         9       4       6       7      19
                                                                   ------    ------  ------  ------  ------  ------
Earnings before income taxes and
  minority interest plus fixed charges......................  $     2,364    $7,531  $5,893  $5,477  $5,787  $5,723
                                                                   ------    ------  ------  ------  ------  ------
                                                                   ------    ------  ------  ------  ------  ------
Ratio of earnings to fixed charges..........................         1.52      1.63    1.62    1.44    1.34    1.31
                                                                   ------    ------  ------  ------  ------  ------
                                                                   ------    ------  ------  ------  ------  ------